Exhibit 99.1

For Immediate Release

HOSPIRA EXPANDS BOARD OF DIRECTORS

LAKE FOREST, Ill., Oct. 31, 2006 — Hospira, Inc. (NYSE: HSP), a leading global hospital products company, announced today that Roger W. Hale, retired chairman and chief executive officer of LG&E Energy Corporation, has been elected to the company’s board of directors. The addition of Hale expands Hospira’s board to nine directors, of whom eight are independent.

“We welcome Roger’s expertise in leading and advising companies,” said David A. Jones, chairman, Hospira. “His experience successfully guiding organizations through change and building corporations that deliver long-term growth will be a valuable addition to our board.”

Hale, 63, was chairman of the board and chief executive officer of LG&E Energy, a diversified energy services company, from 1989 until his retirement in 2001. He led LG&E Energy through numerous expansions, including the formation of LG&E Energy Corporation as the holding company for Louisville Gas & Electric Company and subsequently its merger with Kentucky Utilities Company. He also broadened the company’s scope internationally through acquisitions and joint ventures.

HOSPIRA EXPANDS BOARD OF DIRECTORS

Hale has held leadership positions in the telecommunications industry, including his role as former executive vice president of BellSouth Corporation, and executive positions with AT&T Co., including vice president, Southern Region. Hale currently serves on the boards of Ashland, Inc., a global chemical company, and H&R Block, Inc., a leading provider of tax, financial, mortgage, accounting, and business consulting services and products. He received a bachelor’s degree from the University of Maryland and a master’s degree from the Massachusetts Institute of Technology Sloan School of Management.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™ by developing, manufacturing and marketing products that help improve the productivity, safety and efficacy of patient care. With 70 years of service to the hospital industry, Hospira’s portfolio includes one of the industry’s broadest lines of generic acute-care injectables, which help address the high cost of proprietary pharmaceuticals; integrated solutions for medication management and infusion therapy; and the leading U.S. injectable contract manufacturing business. Headquartered north of Chicago in Lake Forest, Ill., Hospira has approximately 13,000 employees and 14 manufacturing facilities worldwide. Hospira’s news releases and other information can be found at www.hospira.com.

Contacts:
Media Tareta Adams (224) 212-2535	Financial Community Lynn McHugh (224) 212-2363

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